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                                                                      EXHIBIT 12



                              PAGING NETWORK, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)


                                                          Three Months Ended
                                                               March 31,
                                                        -----------------------
                                                         1996             1995
                                                        --------       --------
Earnings:
      Net loss ...................................      $(12,106)      $ (6,821)
      Fixed charges ..............................        34,578         20,956
                                                        --------       --------
          Earnings ...............................        22,472         14,135
                                                        ========       ========

Fixed charges:
      Interest expense ...........................      $ 28,567       $ 16,571
      Amortization of deferred financing costs ...         1,283            946
      Interest portion of  rental expense ........         4,728          3,439
                                                        --------       --------
          Fixed charges ..........................        34,578         20,956
                                                        ========       ========

Ratio of earnings to fixed charges ...............          --             --
                                                        ========       ========

Deficiency of earnings available to cover
      fixed charges ..............................      $(12,106)      $ (6,821)
                                                        ========       ========





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